Exhibit 99.1


                                 [LOGO OMITTED]



           Quest Resource Corporation Announces Year-End 2005 Results

OKLAHOMA CITY - (BUSINESS WIRE) - March 31, 2006 - Quest Resource Corporation (OTC: QRES), the largest operating company in the Cherokee Basin, provided today an update on its financial results for the year ended December 31, 2005. The Company provided selected financial and operating data below in a comparative format for the years ended December 31, 2005 and 2004.

                       SELECT FINANCIAL AND OPERATING DATA
                 For The Years Ended December 31, 2005 and 2004
                  (Dollars in thousands, except per share data)

                                                      Years Ended
                                                      December 31
                                                 ---------------------
                                                    2005       2004
                                                           (unaudited)

Total Revenue                                      $48,893    $46,331
Net Income (Loss)                                  (31,941)    (9,945)
Net Income (Loss) Per Share Basic                    (3.81)     (1.76)
Net Income (Loss) Per Share Diluted                  (3.81)     (1.76)
Operating Income (Loss)                               (966)    12,744
Operating Income (Loss) Per Share Diluted            (0.12)      2.25
EBITDA(1)                                           21,233     26,679
EBITDA Per Share Diluted(1)                          $2.53      $4.71
Weighted Average Shares Outstanding Basic        8,390,092  5,661,352
Weighted Average Shares Outstanding Diluted      8,390,092  5,661,352

Wells Drilled                                           99        466
Wells Recompleted                                      205         18
Wells Connected                                        233        164
Pipeline Miles                                         120        141
Well Completion %                                       98%        98%
Total Expenditures(2)                              $41,442    $55,735

1 -- A reconciliation of Net Income to EBITDA follows this news release.
2 -- Capital expenditures represent cash transactions - excludes $6.0 million for other assets and $26.1 million for the purchase of Class A units from ArcLight Energy Partners Fund I, L.P., through its wholly owned subsidiary, Cherokee Energy Partners, LLC (collectively, "ArcLight"), in November 2005.


The company announced certain key components of its 2005 operations in a news release dated March 29, 2006. The Company's Form 10-K was filed with the U.S. Securities and Exchange Commission on March 31, 2006.


Management Comments


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Jerry D. Cash, chairman, president and chief executive officer of Quest
Resource, said: "The full year 2005 results reflect the financial constraints under which we were operating. We only drilled 99 wells during the year, versus 466 in 2004. By comparison, during the just-completed March 31, 2006, quarter, we drilled 184 wells and connected 146. Clearly, we're executing the game plan that we've always thought we could. We have a lot of work in front of us. Gaining a listing on a national exchange and keeping our pipeline and infrastructure group several steps ahead of our drilling operations as we rapidly drill our 2006 program are just two of the milestones we expect to achieve in the near-term. I look forward to reporting our results to you as they occur."

Conference Call

Quest will host a conference call to discuss 2005 year-end operating and financial results on Monday, April 3, 2006, at 9:00 a.m. Eastern time. There will be a question and answer period following the presentation.


Call:     866-322-9730 (U.S./Canada) and 706-679-6054 (International)
          Passcode 7407678

Internet: Live and rebroadcast over the Internet: simply log on to www.qrcp.net

Replay:   Available through April 5, 2006, at 800-642-1687
          (U.S./Canada) and 706-645-9291 (International) using passcode 7407678 and at www.qrcp.net

About Quest Resource Corporation

Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,000 producing wells which produce into its own 1,000+ -mile gathering and transportation pipeline system, and using its own fleet of completion equipment to meet its rapidly expanding drilling program. At year-end 2005, Quest had more than 1,800 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Net Income to EBITDA

EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

                     Reconciliation of Net Income to EBITDA
                 For the Years Ended December 31, 2005 and 2004
                                 (in thousands)
                                                      Years Ended
                                                      December 31,
                                                   -------------------
                                                      2005     2004
                                                   -------------------
                                                           (unaudited)

Net Income (Loss)                                  (31,941)   (9,945)
Interest Expense, Net                               26,307    15,877
Income Tax Expense                                       -         -
Depreciation, Depletion & Amortization Expense      22,199    13,935
Change in Derivative Fair Value                      4,668     6,812
EBITDA                                              21,233    26,679

Contacts

Quest Resource Corporation
Jerry D. Cash, 405-488-1304
David E. Grose, 405-488-1304
www.qrcp.com